UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2012

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N86 W12500 WESTBROOK CROSSING

MENOMONEE FALLS, WISCONSIN 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin (Address of principal executive offices)	53201 (Zip Code)

Registrant’s telephone number, including area code: (262) 293-1500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On January 10, 2012, Actuant Corporation (the “Company”) held its Annual Meeting of Shareholders. The voting results for each proposal submitted to the shareholders of the Company at the meeting are set forth below:

1.        The shareholders of the Company elected the following directors to serve until the Company’s next Annual Meeting of Shareholders and until their successors are elected and qualified:

Director	Shares Voted For	Shares Withheld
Robert C. Arzbaecher	59,538,672	2,064,107
Gurminder S. Bedi	57,902,306	3,700,473
Gustav H.P. Boel	60,992,391	610,388
Thomas J. Fischer	59,524,941	2,077,838
William K. Hall	58,889,698	2,713,081
R. Alan Hunter, Jr.	59,797,794	1,804,985
Robert A. Peterson	57,683,941	3,918,838
Holly A. Van Deursen	57,769,718	3,833,061
Dennis K. Williams	54,154,795	7,447,984

2.        The shareholders of the Company approved the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012, by a vote of 60,383,502 shares for, 3,402,486 shares against, 22,090 shares abstained and no broker non-votes.

3.        The shareholders of the Company did not approve the non-binding, advisory vote on the compensation of the Company’s Named Executive Officers (the “NEOs”). The Compensation Committee of the Board of Directors will consider these results. The holders of 28,590,698 shares voted for the advisory proposal, 32,623,974 shares voted against the advisory proposal and 388,106 shares abstained.

4.        The holders of 54,801,365 shares voted for conducting non-binding, advisory votes on the compensation of the NEOs every year; 315,979 shares voted for conducting such votes every two years; 6,406,631 shares voted for conducting such votes every three years; and 78,802 shares abstained. As a result of the votes received, the Company will conduct non-binding, advisory votes on the compensation of the NEOs every year. The next advisory vote regarding the frequency of holding advisory votes on the compensation of the NEOs will take place no later than 2017.

There were 2,205,299 broker non-votes for the proposals described in paragraphs 1, 3 and 4 above. No other business was brought before the Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: January 17, 2012
/s/ Andrew G. Lampereur
	Name:	Andrew G. Lampereur
	Title:	Executive Vice President and Chief Financial Officer